Exhibit 99.1

FOR IMMEDIATE RELEASE

INTERDIGITAL MOURNS LOSS OF HARRY CAMPAGNA, CHAIRMAN OF THE BOARD OF DIRECTORS

Long-time Board Member Served as Chairman Since 1996

KING OF PRUSSIA, PA — December 29, 2009 — InterDigital, Inc. (NASDAQ: IDCC) announced today with sorrow that Harry G. Campagna, Chairman of the company’s Board of Directors, has passed away. Mr. Campagna, 70, joined the Board of InterDigital® in 1994 and was named as Chairman of the Board in 1996.

“On this somber day, we offer our sincere condolences to Harry’s family and friends,” noted Robert Roath, fellow Board member. “His passion and support of InterDigital was unwavering in the more than a decade we served together on the Board. Under Harry’s stewardship, InterDigital moved from a position as an emerging technology developer to a true leader in wireless innovation and a company with great financial strength. Today, the company’s stellar roster of licensees and partners represent the world’s leading telecommunications companies. On behalf of the Board and the management team, I offer my gratitude for his wisdom and guidance.”

InterDigital’s Board now totals five Directors. The Board’s active search for new, independent candidates to join the Board will continue. The Board will convene in the near term to review and consider Board composition, including potential successors to the Chairmanship.

About InterDigital

InterDigital designs, develops and provides advanced wireless technologies and products that drive voice and data communications. InterDigital is a leading contributor to the global wireless standards and holds a strong portfolio of patented technologies which it licenses to manufacturers of 2G, 2.5G, 3G, and 802 products worldwide.

InterDigital is a registered trademark of InterDigital, Inc.

For more information, visit: www.interdigital.com

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Media Contact:	Investor Contact:
Jack Indekeu Email: jack.indekeu@interdigital.com	Janet Point Email: janet.point@interdigital.com

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